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                                                            EXHIBIT 99


                   [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial Officer
                                       (410) 659-4803

                                       Press/Shareholder Inquiries:
FOR IMMEDIATE RELEASE                  J. STEVEN WISE, Manager,
Baltimore, Maryland-MARCH 7, 2001      Corporate & Government Affairs
                                       (410) 659-4859


            Crown Central Stockholders Approve Merger with Rosemore
            -------------------------------------------------------

     Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) announced today that the merger between a subsidiary of Rosemore, Inc., Crown's largest stockholder, and Crown, received more than the required two-thirds of all the votes entitled to be cast on the merger at a meeting of stockholders held this morning. The merger also received the requisite approval of a majority in interest of all shares, other than those owned by Rosemore and its affiliates, that were present and voting at today's meeting. The merger, in which Crown's public stockholders will receive $10.50 in cash for each share of Crown stock, was consummated shortly after the meeting of stockholders was called to a close.

     On December 16, 2000, Crown's Board of Directors and the Independent Committee of the Board approved the definitive merger agreement among Rosemore, Rosemore's acquisition subsidiary, and Crown. The merger agreement was entered into as of December 17, 2000.

     Crown is the surviving corporation in the merger and is now an indirect wholly owned subsidiary of Rosemore. Crown will continue to operate as a separate company, with its own Board of Directors and management. Crown's stock will cease to be publicly traded at the close of business on March 7, 2001, which will be the last day on which the stock is traded.

     Henry A. Rosenberg, Jr., Chairman of Crown, stated, "We are extremely pleased with the result of today's vote. The stockholders' approval of the merger and the recent settlement of the labor dispute at the Pasadena refinery are both very positive developments that provide the Company with much needed stability. The last few years have been particularly difficult, but the resolution of these two matters clears the way for the Board to focus on the Company's future as a privately held subsidiary of Rosemore, Inc."

     Headquartered in Baltimore, MD since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 329 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Products Pipelines.





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